Consent of Independent Accoutants

To the Trustees of Scudder Investment Trust:

We consent to the incorporation by reference in Post-Effective Amendment No. 87 to the Registration Statement of Scudder Investment Trust on Form N-1A of our report dated October 2, 1997 on our audit of the financial statements and financial highlights of Scudder Classic Growth Fund, which report is included in the Annual Report to Shareholders for the period September 9, 1996 (commencement of operations) to August 31, 1997, which is incorporated by reference in the Post-Effective Amendment to the Registration Statement.

We also consent to the reference to our Firm under the caption, "Experts."

                                           /s/COOPERS &  LYBRAND L.L.P.
Boston, Massachusetts                        COOPERS &  LYBRAND L.L.P.
December 29, 1997